PROFIRE ENERGY, INC.
2014 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This **RESTRICTED STOCK UNIT AWARD AGREEMENT** (this "*Agreement*") is entered into as of this 4th day of June, 2021 (the "*Effective Date*"), by and between **Profire Energy, Inc.**, a Nevada corporation (the "*Company*") and Jay Fugal ("*Participant*"). All capitalized terms used herein but not defined herein shall have the meanings given to them in the Profire Energy, Inc. 2014 Equity Incentive Plan, as amended (the "*Plan*").

1. Award. The Company hereby grants to Participant a restricted stock unit award (the "*Award*") covering 28,636 shares (the "*Shares*") of Common Stock, par value $0.001 per share, of the Company according to the terms and conditions set forth herein and in the Plan. Each restricted stock unit (a "*Unit*") represents the right to receive one Share, subject to the vesting requirements of this Agreement and the terms of the Plan. The Units are granted under Section 6(c) of the Plan. A copy of the Plan will be furnished upon request of Participant.

2. Vesting. Except as otherwise provided in this Agreement, so long as Participant is providing service as an Eligible Person for the Company or any Affiliate ("*Service*"), the Units shall vest in accordance with the following schedule:

On each of the following dates	Number of Units Vested
December 31, 2021	9,545
December 31, 2022	9,545
December 31, 2023	9,546

3. Restrictions on Transfer. Until the Units vest pursuant to Section 2 hereof or unless the Committee determines otherwise, none of the Units may be transferred other than by will or by the laws of descent and distribution and no Units may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. The Committee may establish procedures as it deems appropriate for Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to the Units in the event of the Participant's death.

4. Forfeiture. Except as otherwise determined by the Committee, upon Participant's termination of Service (in either case, as determined under criteria established by the Committee) prior to vesting of the Units pursuant to Section 2 hereof, all unvested Units held by such Participant at such time shall be forfeited and reacquired by the Company; *provided, however*, that the Committee may waive in whole or in part any or all remaining restrictions with respect to the unvested Units. Upon forfeiture, Participant will no longer have any rights relating to the unvested Units.

fails to comply with the Participant's obligations in connection with the Withholding Obligations described in this paragraph.

(d) Plan Provisions Control. This Award is subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, this Award is subject to the rules and regulations promulgated pursuant to the Plan, now or hereafter in effect. A copy of the Plan will be furnished upon request of the Participant. In the event that any provision of this Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. This Agreement (and any addendum hereto) and the Plan together constitute the entire agreement between the parties hereto with regard to the subject matter hereof.

(e) No Right to Employment. The issuance of the Award shall not be construed as giving Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or this Agreement. Nothing in this Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under this Agreement or the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and this Agreement and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.

(f) Governing Law. The validity, construction and effect of the Plan and this Agreement, and any rules and regulations relating to the Plan and this Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Nevada.

(g) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.

(i) Section 409A Provisions. The payment of Shares under this Agreement is intended to be exempt from the application of Section 409A of the Internal Revenue Code, as amended ("*Section 409A*") by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes "deferred compensation" to the Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to the Participant under the Plan or this Agreement solely due to the Participant's disability or "separation from service" (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such disability or separation from service meet the definition of disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the "short-term deferral" exception). Any payment or distribution that otherwise would be made to a Participant who is a specified employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the specified employee's separation from service (or if earlier, upon the specified employee's death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.

(j) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

(k) Securities Matters. The Company shall not be required, and shall not have any liability for failure, to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(l) Consultation with Professional Tax and Investment Advisors. The Participant acknowledges that the grant, exercise, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares acquired pursuant to the exercise thereof, may have tax consequences pursuant to the Internal Revenue Code of 1986, as amended, or under local, state or international tax laws. The Participant further acknowledges that the Participant is relying solely and exclusively on the Participant's own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Finally, the Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the Effective Date.

PROFIRE ENERGY, INC.

By: ______________________________
Name: Ryan W. Oviatt
Title: Co-CEO, Co-President & CFO

PARTICIPANT: Jay Fugal

____
Jay Fugal

[*Signature page to Restricted Stock Unit Award Agreement*]